As filed with the United States Securities and Exchange Commission on September 26, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

FARFETCH LIMITED

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

The Bower

211 Old Street

London EC1V 9NR

United Kingdom

+44 (0) 20 7549 5400

(Address, including zip code, of principal executive offices)

FARFETCH.COM LIMITED SHARE OPTION SCHEME

ADDITIONAL INDIVIDUAL OPTION SCHEMES

FARFETCH.COM LIMITED 2015 LONG-TERM INCENTIVE PLAN

2018 FARFETCH EMPLOYEE EQUITY PLAN

(Full title of the plans)

C T Corporation System

111 Eighth Avenue

New York, NY 10011

(212) 894-8940

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Bradd L. Williamson, Esq.

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

(212) 906-1200

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer ☐		Accelerated filer ☐

Non-accelerated filer ☒	(Do not check if a smaller reporting company)	Smaller reporting company ☐

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A ordinary shares, $0.04 par value per share	27,500,112(2)	$20.00(7)	$550,002,240	$68,475
Class A ordinary shares, $0.04 par value per share	31,652,953(3)	$8.70(8)	$275,380,691	$34,285
Class A ordinary shares, $0.04 par value per share	11,556,385(4)	$2.83(9)	$32,704,570	$4,072
Class A ordinary shares, $0.04 par value per share	4,527,747(5)	$0.14(10)	$633,885	$79
Class A ordinary shares, $0.04 par value per share	325,000(6)	$20.00(11)	$6,500,000	$809
Total	75,562,197	—	$865,221,386	$107,720

(1)

Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Class A ordinary shares, par value $0.04 per share (“Class A Ordinary Shares”) of Farfetch Limited (the “Company”) which become issuable by reason of any future stock dividend, stock split, recapitalization or other similar transaction or to cover such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments, effected without the receipt of consideration by the Company, which results in an increase in the number of the outstanding Class A Ordinary Shares.

(2)	Represents 27,500,112 Class A Ordinary Shares initially available for future grants under the 2018 Farfetch Employee Equity Plan (the “2018 Plan”).
(3)

Represents 31,652,953 Class A Ordinary Shares reserved for issuance upon the exercise of previously granted stock options that remain outstanding under the Farfetch.com Limited 2015 Long-Term Incentive Plan, as amended (the “2015 Plan”). No further grants will be made under the 2015 Plan.

(4)

Represents 11,556,385 Class A Ordinary Shares reserved for issuance upon the settlement of linked share awards that remain outstanding under the 2015 Plan. No further grants will be made under the 2015 Plan.

(5)

Represents 4,527,747 Class A Ordinary Shares reserved for issuance upon the exercise of previously granted stock options that remain outstanding under the Rules of the Farfetch.com Limited Share Option Scheme, adopted July 18, 2013 (the “2013 Share Option Scheme”). No further grants will be made under the 2013 Share Option Scheme.

(6)

Represents 325,000 Class A Ordinary Shares reserved for issuance upon the exercise of previously granted stock options that remain outstanding under the additional individual option schemes, including letter agreements with certain employees in connection with the acquisition of Fashion Concierge UK Limited and an option to purchase Class A Ordinary Shares to an additional employee.

(7)

For purposes of computing the registration fee only. Pursuant to Rule 457(h) of the Securities Act, the Proposed Maximum Offering Price Per Share with respect to the 2018 Plan is based upon the initial public offering price of Class A Ordinary Shares ($20.00 per share).

(8)

For purposes of computing the registration fee only. Pursuant to Rule 457(h) of the Securities Act, the Proposed Maximum Offering Price Per Share is based upon the weighted average exercise price of previously granted stock options that remain outstanding under the 2015 Plan.

(9)

For purposes of computing the registration fee only. Pursuant to Rule 457(h) of the Securities Act, the Proposed Maximum Offering Price Per Share is based upon the weighted average exercise price with respect to the linked share awards that remain outstanding under the 2015 Plan.

(10)

For purposes of computing the registration fee only. Pursuant to Rule 457(h) of the Securities Act, the Proposed Maximum Offering Price Per Share is based upon the weighted average exercise price of previously granted stock options that remain outstanding under the 2013 Share Option Scheme.

(11)

For purposes of computing the registration fee only. Pursuant to Rule 457(h) of the Securities Act, the Proposed Maximum Offering Price Per Share with respect to previously granted stock options that remain outstanding under the additional individual option schemes is based upon the initial public offering price of Class A Ordinary Shares ($20.00 per share).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with this Registration Statement.

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act with respect to item (a) below and the Exchange Act, with respect to item (b) below, are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a) the Company’s prospectus filed with the Commission on August 20, 2018, including all amendments and exhibits thereto, pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form F-1 (File No. 333-226929), which contains the Company’s audited financial statements for the latest fiscal year for which such financial statements have been filed; and

(b) the description of the Class A ordinary shares contained in the Company’s Registration Statement on Form 8-A filed with the Commission on September 14, 2018 (File No. 001-38655), together with any amendment thereto filed with the Commission for the purpose of updating such description.

All reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for the indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Company’s amended and restated memorandum and articles of association (the “Articles”), which shall become effective upon the consummation of this offering, provide that the Company’s board of directors and officers shall be indemnified from and against all liability which they incur in execution of their duty in their respective offices, except liability incurred by reason of such directors’ or officers’ dishonesty, willful default or fraud.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

The Articles will provide:

“Every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, assistant Secretary, or other Officer (but not including the Company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, willful default or fraud as determined by a court of competent jurisdiction, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

No Indemnified Person shall be liable:

a)	for the acts, receipts, neglects, defaults or omissions of any other Director or Officer or agent of the Company; or

b)	for any loss on account of defect of title to any property of the Company; or

c)	on account of the insufficiency of any security in or upon which any money of the Company shall be invested; or

d)	for any loss incurred through any bank, broker or other similar Person; or

e)	for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person’s part; or

f)

for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto;

unless the same shall happen through such Indemnified Person’s own dishonesty, willful default or fraud as determined by a court of competent jurisdiction.”

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

A list of exhibits included as part of this Registration Statement is set forth in the Index to Exhibits appearing elsewhere herein and is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included on a post-effective amendment by those paragraphs is contained in periodic reports filed by or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England on this 26th day of September, 2018.

FARFETCH LIMITED

By:	/s/ José Neves
Name:	José Neves
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints José Neves and Elliot Jordan, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact, proxy, and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ José Neves José Neves	Chief Executive Officer and Board Member (principal executive officer),	September 26, 2018

/s/ Elliot Jordan Elliot Jordan	Chief Financial Officer (principal financial and principal accounting officer)	September 26, 2018

/s/ Frederic Court Frederic Court	Member of the Board	September 26, 2018

/s/ Dana Evan Dana Evan	Member of the Board	September 26, 2018

/s/ Jonathan Kamaluddin Jonathan Kamaluddin	Member of the Board	September 26, 2018

/s/ Natalie Massenet Natalie Massenet	Member of the Board	September 26, 2018

/s/ Daniel Rimer Daniel Rimer	Member of the Board	September 26, 2018

/s/ Michael Risman Michael Risman	Member of the Board	September 26, 2018

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Farfetch Limited has signed this registration statement on September 26, 2018.

By:	/s/ Dana Evan
Name:	Dana Evan
Title:	Director

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

3.1	Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form F-1 (File No. 333-226929) filed on August 20, 2018).

4.1	Registration Rights Agreement, dated as of July 21, 2017 by and among Farfetch.com Limited and certain shareholders of Farfetch.com Limited (incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form F-1 (File No. 333-226929) filed on August 20, 2018).

4.2	Deed of Amendment related to the Commitment Agreement, dated as of August 8, 2018 by and among Kadi Group Holding Limited, José Neves and TGF Participations Limited (incorporated herein by reference to Exhibit 4.2 to the Company’s Registration Statement on Form F-1 (File No. 333-226929) filed on August 20, 2018).

4.3	Form of Class A Ordinary Share Certificate (incorporated herein by reference to Exhibit 4.3 to the Company’s Registration Statement on Form F-1 (File No. 333-226929) filed on August 20, 2018).

4.4	Rules of the Farfetch.com Limited Share Option Scheme (incorporated herein by reference to Exhibit 10.3 to the Company’s Registration Statement on Form F-1 (File No. 333-226929) filed on August 20, 2018).

4.5	Form of Farfetch.com Limited 2015 Long-Term Incentive Award Plan (incorporated herein by reference to Exhibit 10.4 to the Company’s Registration Statement on Form F-1 (File No. 333-226929) filed on August 20, 2018).

4.6*	Form of 2018 Farfetch Employee Equity Plan.

5.1*	Opinion of Walkers, counsel of the Registrant, as to the legality of the securities being registered.

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2*	Consent of Walkers (contained in Exhibit 5.1).

24.1*	Powers of Attorney (included on the signature page of the Registration Statement).

*	Filed herewith.